Exhibit (i)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectuses and statement of additional information of Fidelity Capital Appreciation Fund, Fidelity Disciplined Equity Fund, Fidelity Focused Stock Fund, Fidelity Small Cap Independence Fund, Fidelity Stock Selector, and Fidelity Value Fund, of Fidelity Capital Trust filed as part of this Post-Effective Amendment No. 86 to the Registration Statement (File Nos. 002-61760 and 811-02841) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 84 to the Registration Statement on Form N-1A (File Nos. 002-61760 and 811-02841).

/s/Shearman & Sterling LLP
Shearman & Sterling LLP

Washington, DC

December 28, 2004